EXHIBIT 10.22

JOHNSON CONTROLS INTERNATIONAL PLC
RETIREMENT RESTORATION PLAN

ARTICLE 1.
PURPOSE AND DURATION
Section 1.1. Purpose. The purpose of the Johnson Controls International plc Retirement Restoration Plan (formerly, the Johnson Controls, Inc. Retirement Restoration Plan) (the “Plan”) is to restore retirement benefits to certain participants in the Savings Plan whose benefits under said plan are or will be limited by reason of Code Sections 401(a)(17), 401(k), 401(m), 402(g) and/or 415, and/or by reason of the election of such employees to defer income or reduce salary pursuant to this Plan or to defer annual incentive payments pursuant to the Johnson Controls International plc Executive Deferred Compensation Plan. This Plan is completely separate from the tax-qualified plans maintained by the Company and its subsidiaries and is not funded or qualified for special tax treatment under the Code. The Plan is intended to be an unfunded plan covering a select group of management and highly compensated employees for purposes of ERISA.
Section 1.2. Duration of the Plan. The Plan became effective as of January 1, 1980, and was previously amended and restated effective January 1, 2016. The Plan is now being amended and restated effective September 2, 2016 (the “Amended and Restated Effective Date”). The provisions of the Plan as amended and restated apply to each individual with an interest hereunder on or after the Amended and Restated Effective Date. The Plan shall remain in effect until terminated pursuant to Article 9.
ARTICLE 2.
DEFINITIONS AND CONSTRUCTION
Section 2.1. Definitions. Wherever used in the Plan, the following terms shall have the meanings set forth below and, where the meaning is intended, the initial letter of the word is capitalized:
(a) “Administrator” means the Employee Benefits Policy Committee of the Company.
(b) “Affiliate” means each entity that is required to be included in the Company’s controlled group of corporations within the meaning of Code Section 414(b), or that is under common control with the Company within the meaning of Code Section 414(c); provided that for purposes of determining when a Participant has incurred a Separation from Service, the phrase “at least 48 percent” shall be used in place of “at least 80 percent” each place it appears in the regulations thereunder.
(c) “Affiliated Company” or “Affiliated Companies” shall include any company or companies controlled by, controlling or under common control with the Company.
(d) “Board” means the Board of Directors of the Company.
(e) “Code” means the Internal Revenue Code of 1986, as interpreted by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Code shall be deemed to include reference to any successor provision thereto.
(f) “Committee” means the Compensation and Human Resources Committee of the Board.
(g) “Company” means Johnson Controls International plc, an Irish public limited company, and its successors as provided in Article 13.
(h) “ERISA” means the Employee Retirement Income Security Act of 1974, as interpreted by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of ERISA shall be deemed to include reference to any successor provision thereto.
(i) “Exchange Act” means the Securities Exchange Act of 1934, as interpreted by regulations and rules issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Exchange Act shall be deemed to include reference to any successor provision thereto.

(j) “Fair Market Value” means with respect to a Share, except as otherwise provided herein, the closing sales price of a Share on the New York Stock Exchange as of 4:00 p.m. EST on the date in question (or the immediately preceding trading day if the date in question is not a trading day), and with respect to any other property, such value as is determined by the Administrator.
(k) “Investment Options” means the Share Unit Account and any other options made available by the Administrator, which shall be used for the purpose of measuring hypothetical investment experience attributable to a Participant’s Savings Supplement Account.
(l) “Participant” means an employee of the Company or an Affiliate who is described in an applicable Appendix hereto; provided that the Committee shall limit the foregoing group of eligible employees to a select group of management and highly compensated employees, as determined by the Committee in accordance with ERISA. Where the context so requires, a Participant also means a former employee entitled to receive a benefit hereunder.
(m) “Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).
(n) “Savings Plan” means the Johnson Controls Savings and Investment (401(k)) Plan, a defined contribution plan, and any successor to such plan maintained by the Company.
(o) “Savings Supplement Account” means the record keeping account or accounts maintained to record the interest of each Participant under Article 4 of the Plan and the applicable Appendices. A Savings Supplement Account is established for record keeping purposes only and not to reflect the physical segregation of assets on the Participant’s behalf, and may consist of such subaccounts or balances as the Administrator may determine to be necessary or appropriate.
(p) “Separation from Service” means a Participant’s cessation of service from the Company and all Affiliates within the meaning of Code Section 409A, including the following rules:
(1) If a Participant takes a leave of absence from the Company or an Affiliate for purposes of military leave, sick leave or other bona fide leave of absence, the Participant’s employment will be deemed to continue for the first six (6) months of the leave of absence, or if longer, for so long as the Participant’s right to reemployment is provided by either by statute or by contract; provided that if the leave of absence is due to the Participant’s medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of six (6) months or more, and such impairment causes the Participant to be unable to perform the duties of his position with the Company or an Affiliate or a substantially similar position of employment, then the leave period may be extended for up to a total of twenty-nine (29) months. If the period of the leave exceeds the time periods set forth above and the Participant’s right to reemployment is not provided by either statute or contract, the Participant will be considered to have incurred a Separation from Service on the first day following the end of the time periods set forth above.
(2) A Participant will be presumed to have incurred a Separation from Service when the level of bona fide services performed by the Participant for the Company and its Affiliates permanently decreases to a level equal to twenty percent (20%) or less of the average level of services performed by the Participant for the Company and its Affiliates during the immediately preceding thirty-six (36) month period (or such lesser period of service).
(3) The Participant will be presumed not to have incurred a Separation from Service while the Participant continues to provide bona fide services to the Company or an Affiliate in any capacity (whether as an employee or independent contractor) at a level that at least fifty percent (50%) of the average level of services performed by the Participant for the Company and its Affiliates during the immediately preceding thirty-six (36) month period (or such lesser period of service).
(4) If a Participant ceases to provide services as an employee to the Company or an Affiliate, but immediately thereafter continues to provide services as an independent contractor to any such entity without incurring a Separation from Service as described in the subparagraphs above, then such Participant will not incur a Separation from Service until the expiration of the contract (or, if applicable, all contracts) under which services are performed for the Company and any Affiliate if the expiration is a good-faith and complete termination of the contractual relationship.

(q) “Share” means an ordinary share of the Company.
(r) “Share Unit Account” means the portion of the Participant’s Savings Supplement Account that is deemed invested in Shares.
(s) “Share Units” means the hypothetical Shares that are credited to the Share Unit Accounts in accordance with Section 4.3.
(t) “Valuation Date” means each day when the United States financial markets are open for business, as of which the Administrator will determine the value of each Account and will make allocations to Accounts.
Section 2.2. Construction. Wherever any words are used in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used in the singular or the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply. Titles of articles and sections are for general information only, and the Plan is not to be construed by reference to such items.
Section 2.3. Severability. In the event any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
ARTICLE 3.
ADMINISTRATION
Section 3.1. General. The Committee shall have overall discretionary authority with respect to administration of the Plan, provided that the Administrator shall have discretionary authority and responsibility for the general operation and daily administration of the Plan and to decide claims and appeals as specified herein. If at any time the Committee shall not be in existence, then the administrative functions of the Committee shall be assumed by the Board (with the assistance of the Administrator), and any references herein to the Committee shall be deemed to include references to the Board.
Section 3.2. Authority and Responsibility. In addition to the authority specifically provided herein, the Committee and the Administrator shall have the discretionary authority to take any action or make any determination deemed necessary for the proper administration of the Plan with regard to the respective duties of each, including but not limited to the power and authority to: (a) prescribe rules and regulations for the administration of the Plan; (b) prescribe forms for use with respect to the Plan; (c) interpret and apply all of the Plan’s provisions, reconcile inconsistencies or supply omissions in the Plan’s terms; (d) make appropriate determinations, including factual determinations, and calculations; and (e) prepare all reports required by law. Any action taken by the Committee shall be controlling over any contrary action of the Administrator. The Committee and the Administrator may delegate their ministerial duties to third parties and to the extent of such delegation, references to the Committee or Administrator hereunder shall mean such delegates, if any.
Section 3.3. Decisions Binding. The Committee’s and the Administrator’s determinations shall be final and binding on all parties with an interest hereunder, unless determined to be arbitrary and capricious.
Section 3.4. Procedures for Administration. The Committee’s determinations must be made by not less than a majority of its members present at the meeting (in person or otherwise) at which a quorum is present, or by written majority consent, which sets forth the action, is signed by the members of the Committee and filed with the minutes for proceedings of the Committee. A majority of the entire Committee shall constitute a quorum for the transaction of business. Service on the Committee shall constitute service as a director of the Company so that the Committee members shall be entitled to indemnification, limitation of liability and reimbursement of expenses with respect to their Committee services to the same extent that they are entitled under the Company’s charter documents and applicable law for their services as directors of the Company. The Administrator’s determinations shall be made in accordance with procedures it establishes.
Section 3.5. Restrictions to Comply with Applicable Law. All transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 under the Exchange Act. The Committee and the Administrator shall administer the Plan so that transactions under the Plan will be exempt from or comply with Section 16 of the Exchange Act, and shall have the right to restrict or rescind any transaction, or impose other rules and requirements, to the extent it deems necessary or desirable for such exemption or compliance to be met.

Section 3.6. Accelerated Vesting. Notwithstanding anything to the contrary herein, if a Participant terminates employment from the Company or any of its Affiliates (including as a result of the Participant’s employer ceasing to be an Affiliate) in connection with a sale transaction, then the Participant shall become fully vested in his or her benefits hereunder, unless otherwise determined by the Committee (with respect to Participants who are officers of the Company) or by an executive officer of the Company (with respect to Participants who are not officers of the Company) prior to the date of such termination of employment. In addition, the Committee (with respect to Participants who are officers of the Company) and an executive officer of the Company (with respect to Participants who are not officers of the Company) shall have the discretion to vest any Participant in his or her benefits hereunder, in whole or in part, upon the Participant’s termination of employment from the Company and its Affiliates in any other circumstances.
ARTICLE 4.
SAVINGS PLAN SUPPLEMENT
Section 4.1. Eligibility for and Amount of Benefits. Participants shall be eligible for a Savings Plan Supplement Account in accordance with the terms of the applicable Appendix.
Section 4.2. Investment Election. Amounts credited to a Participant’s Savings Supplement Account shall reflect the investment experience of the Investment Options selected by the Participant. The Participant may make an initial investment election at the time of enrollment in the Plan. A Participant may also elect to reallocate his or her Savings Supplement Account, and may elect to allocate any future deferrals, among the various Investment Options from time to time. Such investment elections shall remain in effect until changed by the Participant. All investment elections shall become effective as soon as practicable after receipt of such election, and must be made in the form and manner and within such time periods as the Administrator may prescribe in order to be effective. In the absence of an effective election, the Participant’s Savings Supplement Account shall be deemed invested in the default fund specified for the Savings Plan (or any successor plan thereto). Deferrals will be deemed invested in an Investment Option as of the date on which the deferrals are allocated under the Plan as described in the Appendices.
On each Valuation Date, the Administrator or its delegate shall credit the deemed investment experience with respect to the selected Investment Options to each Participant’s Savings Supplement Account.
Notwithstanding anything herein to the contrary, the Company retains the right to allocate actual amounts hereunder without regard to a Participant’s request.
Section 4.3. Valuation of Share Unit Account. When any amounts are to be allocated to a Share Unit Account (whether in the form of deferrals or amounts that are deemed transferred from another Investment Option), such amount shall be converted to whole and fractional Share Units, by dividing the amount to be allocated by the Fair Market Value of a Share on the effective date of such allocation. If any dividends or other distributions are paid on Shares while a Participant has Share Units credited to his Account, such Participant shall be credited with a dividend award equal to the amount of the cash dividend paid or Fair Market Value of other property distributed on one Share, multiplied by the number of Share Units credited to his Share Unit Account on the date the dividend is declared. The dividend award shall be converted into additional Share Units as provided above using the Fair Market Value of a Share on the date the dividend is paid or distributed. Any other provision of this Plan to the contrary notwithstanding, if a dividend is declared on Shares in the form of a right or rights to purchase shares of the Company or any entity acquiring the Company, then no additional Share Units shall be credited to the Participant’s Share Unit Account with respect to such dividend, but each Share Unit credited to a Participant’s Share Unit Account at the time such dividend is paid, and each Share Unit thereafter credited to the Participant’s Share Unit Account at a time when such rights are attached to Shares, shall thereafter be valued as of any point in time on the basis of the aggregate of the then Fair Market Value of one Share plus the then Fair Market Value of such right or rights then attached to one Share.
In the event of any merger, share exchange, reorganization, consolidation, recapitalization, share dividend, share split or other change in corporate structure of the Company affecting Shares, the Committee may make appropriate equitable adjustments with respect to the Share Units credited to the Share Unit Account of each Participant, including without limitation, adjusting the date as of which such units are valued and/or distributed, as the Committee determines is necessary or desirable to prevent the dilution or enlargement of the benefits intended to be provided under the Plan.
Section 4.4. Securities Law Restrictions. Notwithstanding anything to the contrary herein, all elections under this Article by a Participant who is subject to Section 16 of the Exchange Act are subject to review by the Administrator prior to implementation. In accordance with Section 3.5, the Administrator may restrict additional transactions, rescind transactions, or impose other rules and procedures, to the extent deemed desirable by the Administrator in order to comply with the Exchange Act, including, without limitation, application of the review and approval provisions of this Section 4.4 to Participants who are not subject to Section 16 of the Exchange Act.
Section 4.5. Accounts are For Record Keeping Purposes Only. The Savings Supplement Accounts and the record keeping procedures described herein serve solely as a device for determining the amount of benefits accumulated by a Participant under Article 4 of the Plan, and shall not constitute or imply an obligation on the part of the Company or any Affiliate to fund such benefits.
Section 4.6. Payment of Benefits. Upon a Participant’s Separation from Service for any reason, the Participant shall be entitled to payment of the vested balance of the Participant’s Savings Supplement Account in cash in the manner specified in the applicable Appendix.
Section 4.7. Death Benefit.
(a) In the event of the Participant’s death prior to receiving all payments due under this Article 5, the vested balance of the Participant’s Savings Supplement Account shall be paid to the Participant’s beneficiary in a cash lump sum in the first calendar quarter or the third calendar quarter, whichever first occurs after the Participant’s death. Notwithstanding the foregoing, in lieu of such lump sum death benefit, a Participant who has an installment payment election in effect may, prior to his or her termination of employment, elect to have any remaining installment payments continue to his or her Beneficiary in the event the Participant dies after beginning to receive such installment payments, provided that such election shall be given effect only if filed at least twelve (12) months prior to the date of the Participant’s death.
(b) The timing of the payment(s) under Section 4.7(a) is dependent upon the Administrator receiving all information needed to authorize such payment (such as a copy of the Participant’s death certificate). To the extent the Administrator cannot make a payment because it has not received such information, then the Administrator shall make such payment(s) to the beneficiary as soon as practicable in accordance with Section 4.7(a) after it has received all information necessary to make such payment, provided that such payment(s) due from the date of death through December 31 of the year following the year of the Participant’s death must be completed by such December 31 in order to avoid additional taxes under Code Section 409A.
ARTICLE 5. ADDITIONAL PAYMENT PROVISIONS
Section 5.1. Acceleration of Payment. Notwithstanding the foregoing,
(a) If an amount deferred under this Plan is required to be included in the income of a Participant under Code Section 409A prior to the date such amount is actually distributed, then such Participant shall receive a distribution, in a lump sum within ninety (90) days after the date the Plan fails to meet the requirements of Code Section 409A, of the amount required to be included in the Participant’s income as a result of such failure.
(b) If an amount under the Plan is required to be immediately distributed in a lump sum under a domestic relations order within the meaning of Code Section 414(p)(1)(B), it may be distributed according to the terms of such order, provided the Participant holds the Administrator harmless with respect to such distribution. The Plan shall not distribute amounts required to be distributed under a domestic relations order other than in the limited circumstance specifically stated herein.
Section 5.2. Delay in Payment. Notwithstanding the foregoing,
(a) If a distribution required under the terms of this Plan would jeopardize the ability of the Company or an Affiliate to continue as a going concern, the Company or the Affiliate shall not be required to make such distribution. Rather, the distribution shall be delayed until the first date that making the distribution does not jeopardize the ability of the Company or an Affiliate to continue as a going concern. Any distribution delayed under this provision shall be treated as made on the date specified under the terms of this Plan.
(b) If a distribution will violate the terms of Section 16(b) of the Exchange Act or other Federal securities laws, or any other applicable law, then the distribution shall be delayed until the earliest date on which making the distribution will not violate such law.

ARTICLE 6.
NON-ALIENATION OF PAYMENTS
Section 6.1. Non-Alienation. Except as specifically provided herein, benefits payable under the Plan shall not be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, garnishment or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such benefit payment, whether currently or thereafter payable, shall not be recognized by the Administrator or the Company. Any benefit payment due hereunder shall not in any manner be liable for or subject to the debts or liabilities of any Participant or other person entitled thereto. If any such person shall attempt to alienate, sell, transfer, assign, pledge or encumber any benefit payments to be made to that person under the Plan or any part thereof, or if by reason of such person’s bankruptcy or other event happening at any time, such payments would devolve upon anyone else or would not be enjoyed by such person, then the Administrator, in its discretion, may terminate such person’s interest in any such benefit payment, and hold or apply it to or for the benefit of that person, the spouse, children or other dependents thereof, or any of them, in such manner as the Administrator deems proper.
Section 6.2. Designation of Beneficiary. Each Participant may designate a beneficiary in such form and manner and within such time periods as the Administrator may prescribe. A Participant can change his beneficiary designation at any time, provided that each beneficiary designation shall revoke the most recent designation, and the last designation received by the Administrator (or its delegate) while the Participant was alive shall be given effect. If a Participant designates a beneficiary without providing in the designation that the beneficiary must be living at the time of each distribution, the designation shall vest in the beneficiary all of the distribution whether payable before or after the beneficiary’s death, and any distributions remaining upon the beneficiary’s death shall be made to the beneficiary’s estate. In the event there is no valid beneficiary designation in effect at the time of the Participant’s death, or in the event the Participant’s designated beneficiary does not survive the Participant, or in the event that the beneficiary designation provides that the beneficiary must be living at the time of each distribution and such designated beneficiary does not survive to a distribution date, the Participant’s estate will be deemed the beneficiary and will be entitled to receive payment. If a Participant designates his spouse as a beneficiary, such beneficiary designation automatically shall become null and void on the date of the Participant’s divorce or legal separation from such spouse, provided the Administrator has notice of such divorce or legal separation prior to payment.
ARTICLE 7.
LIMITATION OF RIGHTS
Section 7.1. No Right to Employment. Participation in this Plan, or any modifications thereof, or the payments of any benefits hereunder, shall not be construed as giving to any person any right to be retained in the service of the Company or any Affiliate, limiting in any way the right of the Company or any Affiliate to terminate such person’s employment at any time, evidencing any agreement or understanding that the Company or any Affiliate will employ such person in any particular position or at any particular rate of compensation or guaranteeing such person any right to receive any other form or amount of remuneration from the Company or any Affiliate.
Section 7.2. No Right to Benefits.
(a) Unsecured Claim. The right of a Participant or his beneficiary to receive a distribution hereunder shall be an unsecured claim, and neither the Participant nor any beneficiary shall have any rights in or against any amount credited to his Savings Supplement Account or any other specific assets of the Company or an Affiliate. The right of a Participant or beneficiary to the payment of benefits under this Plan shall not be assigned, encumbered, or transferred, except as permitted under Section 6.2. The rights of a Participant hereunder are exercisable during the Participant’s lifetime only by him or his guardian or legal representative.
(b) Contractual Obligation. The Company or an Affiliate may authorize the creation of a trust or other arrangements to assist it in meeting the obligations created under the Plan, subject to the restrictions on such funding such trust or arrangement imposed by Code Section 409A(b)(2) or (3). However, any liability to any person with respect to the Plan shall be based solely upon any contractual obligations that may be created pursuant to the Plan. No obligation of the Company or an Affiliate shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company or any Affiliate. Nothing contained in this Plan and no action taken pursuant to its terms shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company or an Affiliate and any Participant or beneficiary, or any other person.

ARTICLE 8.
AMENDMENT OR TERMINATION
Section 8.1. Amendment. The Committee may at any time amend the Plan, including but not limited to modifying the terms and conditions applicable to (or otherwise eliminating) accruals or deferrals to be made on or after the amendment date to the extent not prohibited by Code Section 409A; provided, however, that no amendment may reduce or eliminate any vested accrued benefit under the Savings Supplement Account balance under Article 4 as of the date of such amendment ( except as such Savings Supplement Account balance may be reduced as a result of investment losses allocable to such account) without a Participant’s consent except as otherwise specifically provided herein; and provided further that any amendment that expands the class of employees eligible for participation under the Plan or that materially increases the amount of benefits payable hereunder must be approved by the Board. In addition, the Administrator may at any time amend the Plan to make administrative or ministerial changes or changes necessary to comply with applicable law.
Section 8.2. Termination. The Committee may terminate the Plan in accordance with the following provisions. Upon termination of the Plan, any deferral elections then in effect shall be cancelled to the extent permitted by Code Section 409A. Upon termination of the Plan, the Committee may authorize the payment of all amounts accrued under the Plan in a single sum payment without regard to any distribution election then in effect, only in the following circumstances:
(1) The Plan is terminated pursuant to irrevocable action taken by the Committee within the thirty (30) days preceding or the twelve (12) months following a change in control event (as defined in Code Section 409A), provided that all other plans required to be aggregated with this Plan under Code Section 409A are also terminated and liquidated with respect to each participant that experienced the change in control event. In such event, the single sum payment must be distributed within twelve (12) months after such irrevocable action is taken.
(2) The Plan is terminated within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A). In such event, the single sum payment must be distributed by the latest of: (A) the last day of the calendar year in which the Plan termination occurs, (B) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture, or (C) the first calendar year in which payment is administratively practicable.
(3) The Plan is terminated at any other time, provided that such termination does not occur proximate to a downturn in the financial health of the Company or an Affiliate, and all other plans required to be aggregated with this Plan under Code Section 409A are also terminated and liquidated. In such event, the single sum payment shall be paid no earlier than twelve (12) months (and no later than twenty-four (24) months) after the date of the Plan’s termination. Notwithstanding the foregoing, any payment that would otherwise be paid during the twelve (12)-month period beginning on the Plan termination date pursuant to the terms of the Plan shall be paid in accordance with such terms. In addition, the Company or any Affiliate shall be prohibited from adopting a similar arrangement within three (3) years following the date of the Plan’s termination.
Section 8.3. Entitlement to Benefits. Nothing herein shall be construed in any way to limit the right of the Company to amend or modify the Savings Plan.
ARTICLE 9.
SPECIAL RULES APPLICABLE IN THE EVENT OF A
CHANGE OF CONTROL OF THE COMPANY
Section 9.1. Acceleration of Payments. Notwithstanding any other provision of this Plan, each Participant (or any beneficiary thereof entitled to receive payments hereunder) shall receive a lump sum payment in cash of all amounts accumulated in such Participant’s Savings Supplement Account with respect to periods through December 31, 2016 (as adjusted for earnings or losses thereon) within ninety (90) days following a Change of Control (as defined below); provided, however, that if the Change of Control occurs on or after January 1, 2017, then the payment shall not be made prior to the date that is five (5) years after the occurrence of events that would have constituted a Change of Control as it was defined in this Plan prior to January 1, 2016.
Notwithstanding the foregoing, if the Company reasonably anticipates that any such lump sum payment would reduce or eliminate the Company’s or any of its Affiliate’s deduction for compensation to a Participant because of the compensation limit imposed under Code Section 162(m), then the Company may elect to delay payment of such amount in accordance with the requirements of Code Section 409A.
Section 9.2. Definition of a Change of Control. Subject to Section 9.4, a Change of Control means any of the following events, provided that each such event would constitute a change in control event within the meaning of Code Section 409A:
(a) The acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty-five (35%) or more of either (A) the then-outstanding Shares (the “Outstanding Company Shares”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company or (4) any acquisition by any corporation pursuant to a transaction that complies with Section 10.2(c)(1)-(3);
(b) Any time at which individuals who, as of the Amended and Restated Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
(c) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or shares of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Shares and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then-outstanding ordinary or common shares and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Shares and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or an Affiliated Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, thirty-five percent (35%) or more of, respectively, the then-outstanding ordinary or common shares of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or
(d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
Section 9.3. Maximum Payment Limitations.
(a) Limit on Payments. Except as provided in subsection (b) below, if any portion of the payments or benefits described in this Plan or under any other agreement with or plan of the Company or an Affiliate (in the aggregate, “Total Payments”), would constitute an “excess parachute payment”, then the Total Payments to be made to the Participant shall be reduced such that the value of the aggregate Total Payments that the Participant is entitled to receive shall be one dollar ($1) less than the maximum amount which the Participant may receive without becoming subject to the tax imposed by Section 4999 of the Code or which the Company or an Affiliate may pay without loss of deduction under Section 280G(a) of the Code. The terms “excess parachute payment” and “parachute payment” shall have the meanings assigned to them in Section 280G of the Code, and such “parachute payments” shall be valued as provided therein. Present value shall be calculated in accordance with Section 280G(d)(4) of the Code. Within forty (40) days following delivery of notice by the Company to the Participant of its belief that there is a payment or benefit due the Participant which will result in an excess parachute payment, the Participant and the Company, at the Company’s expense, shall obtain the opinion (which need not be unqualified) of nationally recognized tax counsel selected by the Company’s or an Affiliate’s independent auditors and acceptable to the Participant in his sole discretion (which may be regular outside counsel to the Company or an Affiliate), which opinion sets forth (A) the amount of the Base Period Income, (B) the amount and present value of Total Payments and (C) the amount and present value of any excess parachute payments determined without regard to the limitations of this Section. As used in this Section, the term “Base Period Income” means an amount equal to the Participant’s “annualized includible compensation for the base period” as defined in Section 280G(d)(1) of the Code. For purposes of such opinion, the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company’s or an Affiliate’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code, which determination shall be evidenced in a certificate of such auditors addressed to the Company and the Participant. Such opinion shall be addressed to the Company and the Participant and shall be binding upon the Company and the Participant. If such opinion determines that there would be an excess parachute payment, the payments hereunder that are includible in Total Payments or any other payment or benefit determined by such counsel to be includible in Total Payments shall be reduced or eliminated as specified by the Participant in writing delivered to the Company within thirty days of his receipt of such opinion or, if the Participant fails to so notify the Company, then as the Company shall reasonably determine, so that under the bases of calculations set forth in such opinion there will be no excess parachute payment. If such legal counsel so requests in connection with the opinion required by this Section, the Participant and the Company shall obtain, at the Company’s expense, and the legal counsel may rely on in providing the opinion, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by the Participant. If the provisions of Sections 280G and 4999 of the Code are repealed without succession, then this Section shall be of no further force or effect.
(b) Employment Contract Governs. The provisions of subsection (a) above shall not apply to a Participant whose employment is governed by an employment contract that provides for Total Payments in excess of the limitation described in subsection (a) above.
Section 9.4. Prior Definition of a Change of Control. Notwithstanding anything to the contrary in Section 9.2, until January 1, 2017, a Change of Control shall have the meaning set forth in the Plan as in effect immediately prior to January 1, 2016.
ARTICLE 10.
ERISA PROVISIONS
Section 10.1. Claims Procedures.
(a) Initial Claim. If a Participant or beneficiary (the “claimant”) believes that he is entitled to a benefit under the Plan that is not provided, the claimant or his legal representative shall file a written claim for such benefit with the Administrator within ninety (90) days of the date the payment that is in dispute should have been made. The Administrator shall review the claim and render a decision within ninety (90) days following the receipt of the claim; provided that the Administrator may determine that an additional ninety (90) day extension is necessary due to circumstances beyond the Administrator’s control, in which event the Administrator shall notify the claimant prior to the end of the initial period that an extension is needed, the reason therefore, and the date by which the Administrator expects to render a decision. If the claimant’s claim is denied in whole or part, the Administrator shall provide written notice to the claimant of such denial. The written notice shall include the specific reason(s) for the denial; reference to specific Plan provisions upon which the denial is based; a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and a description of the Plan’s review procedures (as set forth in subsection (b)) and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse determination upon review.
(b) Request for Appeal. The claimant has the right to appeal the Administrator’s decision by filing a written appeal to the Administrator within sixty (60) days after the claimant’s receipt of the Administrator’s decision, although to avoid penalties under Code Section 409A, the claimant’s appeal must be filed within one hundred eighty (180) days of the date payment could have been timely made in accordance with the terms of the Plan and pursuant to Regulations promulgated under Code Section 409A. The claimant will have the opportunity, upon request and free of charge, to have reasonable access to and copies of all documents, records and other information relevant to the claimant’s appeal. The claimant may submit written comments, documents, records and other information relating to his claim with the appeal. The Administrator will review all comments, documents, records and other information submitted by the claimant relating to the claim, regardless of whether such information was submitted or considered in the initial claim determination. The Administrator shall make a determination on the appeal within sixty (60) days after receiving the claimant’s written appeal; provided that the Administrator may determine that an additional sixty (60)-day extension is necessary due to circumstances beyond the

Administrator’s control, in which event the Administrator shall notify the claimant prior to the end of the initial period that an extension is needed, the reason therefor and the date by which the Administrator expects to render a decision. If the claimant’s appeal is denied in whole or part, the Administrator shall provide written notice to the claimant of such denial. The written notice shall include the specific reason(s) for the denial; reference to specific Plan provisions upon which the denial is based; a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claimant’s claim; and a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA. If the claimant does not receive a written decision within the time period(s) described above, the appeal shall be deemed denied on the last day of such period(s).
Section 10.2. ERISA Fiduciary. For purposes of ERISA, the Committee shall be considered the named fiduciary under the Plan and the plan administrator, except with respect to claims and appeals, for which the Administrator shall be considered the named fiduciary.
ARTICLE 11.
TAX WITHHOLDING
The Company or any Affiliate that makes a payment hereunder shall have the right to deduct from any deferral or payment made hereunder, or from any other amount due a Participant, the amount of cash sufficient to satisfy the Company’s or Affiliate’s foreign, federal, state or local income tax withholding obligations with respect to such deferral (or vesting thereof) or payment. In addition, if prior to the date of distribution of any amount hereunder, the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2), where applicable, becomes due, then the Company may distribute from the Participant’s Savings Supplement Account balance the amount needed to pay the Participant’s portion of such tax, plus an amount equal to the withholding taxes due under federal, state or local law resulting from the payment of such FICA tax, and an additional amount to pay the additional income tax at source on wages attributable to the pyramiding of the section 3401 wages and taxes, but no greater than the aggregate of the FICA amount and the income tax withholding related to such FICA amount.
ARTICLE 12.
OFFSET
The Company or any Affiliate shall have the right to offset from the benefits payable hereunder (at the time such benefit would have otherwise been paid) any amount that the Participant owes to the Company or any Affiliate without the consent of the Participant (or his beneficiary, in the event of the Participant’s death).
ARTICLE 13.
SUCCESSORS
All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.
ARTICLE 14.
DISPUTE RESOLUTION
Section 14.1. Governing Law. This Plan is intended to be a plan of deferred compensation maintained for a select group of management or highly compensated employees as that term is used in ERISA, and shall be interpreted so as to comply with the applicable requirements thereof. In all other respects, the Plan is to be construed and its validity determined according to the laws of the State of Wisconsin, without regard to conflict of law principles thereof, to the extent such laws are not preempted by federal law.
Section 14.2. Limitation on Actions. Any action or other legal proceeding under ERISA with respect to the Plan may be brought only after the claims and appeals procedures of Article 10 are exhausted and only within the period ending on the earlier of (i) one year after the date the claimant receives notice of a denial or deemed denial upon appeal under Section 10.1(b), or (ii) the expiration of the applicable statute of limitations period under applicable federal law. Any action or other legal proceeding not adjudicated under ERISA must be arbitrated in accordance with the provisions of Section 14.3.

Section 14.3. Arbitration.
(a) Application. Notwithstanding any employee agreement in effect between a Participant and the Company or any Affiliate, if a Participant or beneficiary brings a claim that relates to benefits under this Plan that is not covered under ERISA, and regardless of the basis of the claim (including but not limited to, actions under Title VII, wrongful discharge, breach of employment agreement, etc.), such claim shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association (“AAA”) and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.
(b) Initiation of Action. Arbitration must be initiated by serving or mailing a written notice of the complaint to the other party. Normally, such written notice should be provided to the other party within one year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the complaint. However, this time frame may be extended if the applicable statute of limitation provides for a longer period of time. If the complaint is not properly submitted within the appropriate time frame, all rights and claims that the complaining party has or may have against the other party shall be waived and void. Any notice sent to the Company shall be delivered to:
Office of General Counsel
Johnson Controls International plc
5757 North Green Bay Avenue
P.O. Box 591
Milwaukee, WI 53201-0591

The notice must identify and describe the nature of all complaints asserted and the facts upon which such complaints are based. Notice will be deemed given according to the date of any postmark or the date of time of any personal delivery.
(c) Compliance with Personnel Policies. Before proceeding to arbitration on a complaint, the Participant or beneficiary must initiate and participate in any complaint resolution procedure identified in the Company’s or Affiliate’s personnel policies. If the claimant has not initiated the complaint resolution procedure before initiating arbitration on a complaint, the initiation of the arbitration shall be deemed to begin the complaint resolution procedure. No arbitration hearing shall be held on a complaint until any applicable Company or Affiliate complaint resolution procedure has been completed.
(d) Rules of Arbitration. All arbitration will be conducted by a single arbitrator according to the Employment Dispute Arbitration Rules of the AAA. The arbitrator will have authority to award any remedy or relief that a court of competent jurisdiction could order or grant including, without limitation, specific performance of any obligation created under policy, the awarding of punitive damages, the issuance of any injunction, costs and attorney’s fees to the extent permitted by law, or the imposition of sanctions for abuse of the arbitration process. The arbitrator’s award must be rendered in a writing that sets forth the essential findings and conclusions on which the arbitrator’s award is based.
(e) Representation and Costs. Each party may be represented in the arbitration by an attorney or other representative selected by the party. The Company or Affiliate shall be responsible for its own costs, the AAA filing fee and all other fees, costs and expenses of the arbitrator and AAA for administering the arbitration. The claimant shall be responsible for his/her attorney’s or representative’s fees, if any. However, if any party prevails on a statutory claim which allows the prevailing party costs and/or attorneys’ fees, the arbitrator may award costs and reasonable attorneys’ fees as provided by such statute.
(f) Discovery; Location; Rules of Evidence. Discovery will be allowed to the same extent afforded under the Federal Rules of Civil Procedure. Arbitration will be held at a location selected by the Company. AAA rules notwithstanding, the admissibility of evidence offered at the arbitration shall be determined by the arbitrator who shall be the judge of its materiality and relevance. Legal rules of evidence will not be controlling, and the standard for admissibility of evidence will generally be whether it is the type of information that responsible people rely upon in making important decisions.
(g) Confidentiality. The existence, content or results of any arbitration may not be disclosed by a party or arbitrator without the prior written consent of both parties. Witnesses who are not a party to the arbitration shall be excluded from the hearing except to testify.

APPENDIX A
OFFICERS

1. Eligibility. This Appendix A covers employees of the Company or its Affiliates (a) who are officers (as elected by the Board or appointed by the Chief Executive Officer ) of the Company, (b) who are participants in the Savings Plan, and (c) whose benefits under the Savings Plan are limited as described in Section 1.1. For purposes hereof, an employee who was an officer immediately prior to the merger of Johnson Controls, Inc. with a subsidiary of Tyco International plc and who ceased to be an officer in connection with such merger shall nonetheless remain eligible under this Appendix A, provided such employee continues to satisfy the requirements of (b) and (c) above.
2. Participation Date. An officer employee described above shall become a Participant on the date he or she is elected as an officer of the Company by the Company’s Board of Directors.
3. Savings Plan Supplement.
(a) Before-Tax Contributions Allocation. For each calendar year, each Participant may elect that, in the event the Participant’s ability to make Before-Tax Matched Contributions under the Savings Plan is limited by reason of Sections 401(k), 402(g) or 415 of the Code and/or the limit on considered compensation under Section 401(a)(17) of the Code, then the difference between the amount of Before-Tax Matched Contributions that the Participant could have made under the Savings Plan for any calendar year (assuming the Participant elected the maximum amount of Before-Tax Matched Contributions for the calendar year and did not change his election during the calendar year) and the amount that would have been contributed as Before-Tax Matched Contributions but for such limits shall be credited, as of December 31 of such year, to the Participant’s Savings Supplement Account. A Participant’s election shall be made prior to the first day of the calendar year to which it relates, and shall be irrevocable as of the first day of such year.
Notwithstanding the foregoing, in the first calendar year in which an individual becomes a Participant, the Participant shall be automatically deemed to have elected to defer six percent (6%) of his or her compensation that is paid after the date he or she becomes a Participant and that exceeds the Code Section 401(a)(17) limit for such year; provided that the foregoing shall not apply to any individual who first becomes a Participant on or after November 1.
A Participant’s election (or deemed election in the initial year of participation) shall be effective only for the calendar year to which the election relates, and shall not carry over from year to year. An election (or deemed election) under this subsection (a) shall constitute an election by the Participant to reduce the Participant’s salary by the amount determined under this subsection. The Participant’s election shall be made in the form and manner and within such timeframes as the Administrator may prescribe.
(b) Matching Contributions Allocation. A Participant’s Savings Supplement Account shall also be credited as of each December 31 (or as soon as practicable thereafter) with an amount equal to the difference between the amount of Matching Contributions actually credited to the Participant’s Savings Plan account for the year and the amount of Matching Contributions that would have been so credited if the amount determined under subsection (a) had actually been contributed to the Savings Plan (determined without regard to the limitations imposed by Sections 401(m) and 415 of the Code), but only with respect to the period the Participant is covered by this Plan; provided the Participant has met the eligibility requirements to receive a Matching Contribution under the Savings Plan for such year. The Matching Contributions credited hereunder shall be subject to the same vesting requirements as are imposed on matching contributions under the Savings Plan, except that service with York International Corporation prior to January 1, 2006 will not count as vesting service for purposes of this Plan. Service with Air Distribution Technologies, Inc. prior to May 16, 2014 shall count as vesting service for purposes of this Plan.
(c) Retirement Income Allocation. A Participant’s Savings Supplement Account also shall be credited as of each December 31 (or as soon as practicable thereafter) with an amount equal to the difference between the amount of Retirement Income Contributions actually credited to the Participant’s Savings Plan account for the year and the amount of Retirement Income Contributions that would have been so credited if the limit on considered compensation under Section 401(a)(17) of the Code did not apply; provided the Participant has met the eligibility requirements to receive a Retirement Income Contribution under the Savings Plan for such year. The Retirement Income Contributions credited hereunder shall be subject to the same vesting requirements as are imposed on Retirement Income Contributions under the Savings Plan, except that service with York International Corporation prior to January 1, 2006 will not count as vesting service for purposes of this Plan. Service with Air Distribution Technologies, Inc. prior to May 16, 2014 shall count as vesting service for purposes of this Plan.

(d) Transfer Among Appendices. If a Participant who was covered by Appendix B becomes an officer who is covered by this Appendix A, the vesting provisions of this Appendix A shall apply to the Participant’s entire Savings Supplement Account.
(e) Modification of Compensation. Notwithstanding the foregoing, when determining a Participant’s compensation for purposes of subsections (a), (b) and (c), the only bonus that may be included is the amount a Participant receives (or would receive but for a deferral election) under an annual cash incentive award granted under a plan of the Company for the calendar year.
(f) Cancellation of Deferral Elections. If the Administrator determines that a Participant’s deferral elections must be cancelled in order for the Participant to receive a hardship distribution under the Savings Plan, or any other 401(k) plan maintained by the Company or an Affiliate, the Participant’s deferral election(s) shall be cancelled. A Participant whose deferral election(s) are cancelled pursuant to this subsection (f) may make a new deferral election under subsection (a) with respect to future calendar years, unless otherwise prohibited by the Administrator.
(g) Distribution Election.
(1) If a Participant was previously participating under Appendix B, then the portion of the Participant’s Savings Supplement Account that is credited under Appendix B (plus earnings thereon) shall be paid in a lump sum.
(2) The amounts deferred hereunder in the first year of participation (and earnings thereon), if any, shall be paid in a lump sum.
(3) The amounts deferred hereunder on and after January 1 of the year following the year the Participant is first eligible hereunder shall be paid in accordance with the Participant’s distribution election, which must be submitted by December 31 of the first year of participation. Such election shall be made in such form and manner as the Administrator may prescribe. The election shall specify whether distributions shall be made in a single lump sum or in annual installments of from two (2) to ten (10) years. Such election shall be irrevocable. If no valid election is in effect, distribution shall be made in ten (10) annual installments.
(h) Manner of Distribution. The Participant’s Savings Supplement Account shall be paid in cash in the following manner:
(1) Lump Sum. If payment is to be made in a lump sum,
(A) for those Participants whose Separation from Service occurs from January 1 through June 30 of a year, payment shall be made in the first calendar quarter of the following year, and
(B) for those Participants whose Separation from Service occurs from July 1 through December 31 of a year, payment shall be made in the third calendar quarter of the following year.
The lump sum payment shall equal the vested balance of the Participant’s Savings Supplement Account as of the Valuation Date immediately preceding the distribution date.
(2) Installments. If payment is to be made in annual installments, the first annual payment shall be made:
(A) for those Participants whose Separation from Service occurs from January 1 through June 30 of a year, in the first calendar quarter of the following year, and
(B) for those Participants whose Separation from Service occurs during the period from July 1 through December 31 of a year, in the third calendar quarter of the following year.
The amount of the first annual payment shall equal the value of 1/10th (or 1/9th, 1/8th, 1/7th, etc. depending on the number of installments elected) of the vested balance of the Participant’s Savings Supplement Account as of the Valuation Date immediately preceding the distribution date. All subsequent annual payments shall be made in the first calendar quarter of each subsequent calendar year, and shall be equal the value of 1/9th (or 1/8th, 1/7th, 1/6th, etc. depending on the number of installments elected) of the vested balance of the Participant’s Savings Supplement Account as of the Valuation Date

immediately preceding the distribution date. The final annual installment payment shall equal the then remaining vested balance of such Savings Supplement Account as of the Valuation Date preceding such final payment date.
Notwithstanding the foregoing, if the vested balance of a Participant’s Savings Supplement Account as of the Valuation Date immediately preceding a distribution date is $50,000 or less, then the entire vested balance of the Participant’s Savings Supplement Account shall be paid in a single lump sum on such distribution date.

APPENDIX B
HIGHLY COMPENSATED EMPLOYEES (RIC)

1. Eligibility. This Appendix B covers employees of Johnson Controls, Inc. and York International Corporation, who are not elected officers of the Company, but whose Retirement Income Contributions under the Savings Plan are limited by reason of the application of Code Section 401(a)(17).
2. Participation Date. An eligible employee shall become a Participant on the date the Participant’s compensation first exceeds the Code Section 401(a)(17) limit. For this purpose, the only bonus that may be included in compensation is the amount a Participant receives (or would receive but for a deferral election) under an annual cash incentive award granted under a plan of the Company for the calendar year. Notwithstanding the foregoing, an individual who participated in the Plan immediately prior to the Amended and Restated Effective Date shall continue to be a Participant in accordance with the terms of the Plan.
3. Vesting. A Participant shall be entitled to benefits under this Appendix only if the Participant retires or otherwise terminates employment with the Company and its Affiliates on or after the Participant’s attainment of age fifty-five (55) and on or after the date on which the Participant has completed ten (10) years of service. For purposes of this Plan, a Participant shall be credited with years of service equal to the Participant’s years of Vesting Service credited under the Savings Plan, provided that years of service with York International Corporation (or any affiliate thereof) prior to January 1, 2006 shall not be counted as years of service hereunder. In the event that a Participant’s employment is terminated, including due to death, prior to satisfying the vesting requirements of this paragraph, no benefit shall be payable from this Appendix.
4. Retirement Income Allocation. A Participant’s Savings Supplement Account shall be credited as of each December 31 (or as soon as practicable thereafter) with an amount equal to the difference between the amount of Retirement Income Contributions actually credited to the Participant’s Savings Plan account for the year and the amount of Retirement Income Contributions that would have been so credited if the limit on considered compensation under Section 401(a)(17) of the Code did not apply and by including all amounts of cash compensation which the Participant would have received under an annual cash incentive award granted under a plan of the Company for the year but for a deferral election; provided the Participant has met the eligibility requirements to receive a Retirement Income Contribution under the Savings Plan for such year.
5. Manner of Distribution. Amounts credited under this Appendix B (as adjusted for earnings or losses thereon) shall be paid in a cash lump sum as follows:
(a) for those Participants whose Separation from Service occurs from January 1 through June 30 of a year, payment shall be made in the first calendar quarter of the following year, and
(b) for those Participants whose Separation from Service occurs from July 1 through December 31 of a year, payment shall be made in the third calendar quarter of the following year.
The lump sum payment shall equal the vested balance of the Participant’s Savings Supplement Account as of the Valuation Date immediately preceding the distribution date.

APPENDIX C
MERGED PLANS

Air Distribution Technologies, Inc. Restoration Plan

Effective at the close of business on December 31, 2014, the Air Distribution Technologies, Inc. Restoration Plan (the “ADTI Restoration Plan”) was merged with and into this Plan, such that the account balances accrued under the ADTI Restoration Plan as of December 31, 2014, will be accounted for and subject to the terms of this Plan effective January 1, 2015. The account balances transferred from the ADTI Restoration Plan, as adjusted for earnings/losses thereon, and distributions therefrom, shall be referred to herein as the “ADTI Restoration Plan Account.” The ADTI Restoration Plan Accounts will be subject to all of the same terms and conditions of the Plan as apply to the Savings Supplement Accounts, except as follows:

1. Vesting.The ADTI Restoration Plan Accounts will be subject to the vesting schedule set forth in the ADTI Restoration Plan as in effect on December 31, 2014. Under such plan, all participants who were active employees of ADTI on the date that the Company acquired JCI shall be 100% vested in their ADTI Restoration Plan Account.

2. Payment to Participants. An ADTI Restoration Plan Account shall be paid in 3 annual installments following the Participant’s Separation from Service. The first installment shall be paid during the 75-day window that commences 6 months after the Participant’s Separation from Service. The second and third annual installment payments will be made during the 30-day window commencing on each of the first and second anniversary of the Participant’s Separation from Service. The amount of each installment will be determined by dividing the vested balance of the ADTI Restoration Plan Account by the number of remaining installments to be paid.

Notwithstanding the foregoing, if the vested balance of a Participant’s ADTI Restoration Plan Account (when added to the vested balance of any other nonqualified deferred compensation account maintained by the Company or any Affiliate for such Participant), does not exceed the limit in effect under Code Section 402(g) for the year in which the first installment is due, then such vested balance shall be paid in a single lump sum at the time the first installment would have otherwise been due.

3. Payment to Beneficiaries. All beneficiary designations filed under the ADTI Restoration Plan (except those with respect to participants who are deceased as of December 31, 2014) shall be cancelled effective January 1, 2015. Thereafter, the beneficiary designation procedures of this Plan shall apply to the ADTI Restoration Plan Accounts.
Upon the death of a Participant with an unpaid vested balance in his or her ADTI Restoration Plan Account, such unpaid vested balance shall be paid in a lump sum to the Participant’s Beneficiary during the 90-day period commencing after 3 months from the date of the Participant’s death.

4. Offset to SERB. This Plan constitutes a retirement plan of the employer for purposes of the Supplemental Executive Retirement Benefit (SERB) which has been extended to certain Participants. Consequently, the benefits provided under this Plan (whether under this Appendix D or otherwise) shall constitute an offset (i.e., an “Other Benefit”) to any Participant’s benefit under any SERB Agreement with any employer.

5. Final Contributions. Notwithstanding anything herein to the contrary, employer allocations that were due with respect to the 2014 plan year under the terms of the ADTI Restoration Plan shall be credited to the ADTI Restoration Plan Accounts hereunder in 2015.